Exhibit 99.1

iPower Inc. Announces 1-for-8 Reverse Stock Split

May 19, 2026

RANCHO CUCAMONGA, Calif., May 19, 2026 (GLOBE NEWSWIRE) -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”), a technology- and data-driven supply chain and infrastructure provider for online retailers and brands, today announced that it will effect a 1-for-8 reverse stock split of its issued and outstanding common stock.

The reverse stock split will become effective at 12:01 a.m. Eastern Time on May 22, 2026, and the Company’s common stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market at the market open on May 22, 2026 under the existing ticker symbol “IPW.”

The new CUSIP number for the Company’s common stock following the reverse stock split will be 46265P305.

As a result of the reverse stock split, every eight shares of the Company’s issued and outstanding common stock will automatically be combined into one issued and outstanding share of common stock. No fractional shares will be issued in connection with the reverse stock split, and stockholders who would otherwise be entitled to receive a fractional share will receive cash in lieu thereof. Prior to the reverse split, there were a total of 5,289,919 shares of common stock outstanding. Following the reverse split, there will be a total of approximately 661,240 shares of common stock outstanding.

The Company is effectuating the reverse stock split to increase the per share trading price of the Company’s common stock to ensure the Company maintains compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market.

The reverse stock split was approved by the Company’s board of directors and stockholders.

VStock Transfer, LLC is acting as the exchange agent and transfer agent for the reverse stock split. Registered stockholders holding pre-split shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker, custodian or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven supply chain and infrastructure provider for online retailers and brands, operating at the intersection of digital assets and real-world commerce. The Company delivers procurement, fulfillment, logistics, and software-enabled services, and is executing a broader crypto strategy through licensed partners and compliant infrastructure. For more information, please visit www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are forward-looking statements. Such statements involve known and unknown risks and uncertainties and are based on current expectations and projections. Actual results may differ materially from those set forth herein. iPower undertakes no obligation to update forward-looking statements except as required by law. Investors are encouraged to review iPower’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Media & Investor Contact

IPW.IR@meetipower.com